UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 20, 2016

LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2222 North 111th Street Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

(402) 829-6800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 20, 2016, the Compensation Committee of the Board of Directors (the “Committee”) of Lindsay Corporation (the “Company”) adopted the Management Incentive Plan for the Company’s fiscal year ending August 31, 2017 (the “2017 MIP”) under which the Company’s senior officers can earn annual cash incentive awards. Each current employee who will be a named executive officer in the Company’s proxy statement for its 2017 annual meeting is a participant in the 2017 MIP. The 2017 MIP was adopted pursuant to and is subject to the terms of the Management Incentive Umbrella Plan approved by stockholders on January 27, 2014.

The 2017 MIP establishes target bonus amounts for each participating officer ranging from 40% to 100% of such officer’s base salary. Participants are eligible for awards of between 0% and 200% of their target bonus depending on the achievement of certain Company financial performance criteria and individual performance criteria. The Company financial performance component and individual performance component are weighted as 80% and 20% of the overall performance criteria for each participant, respectively. The Company financial performance component is based on achieving stated goals for fiscal 2017 revenue and return on invested capital, with target bonuses for these subcomponents keyed to the Company’s fiscal 2017 operating budget. For certain officers, the Company financial performance component also includes additional subcomponents relating to a specific market segment or operational area over which those officers have direct responsibility or control. The amount of bonus awarded under the individual performance component is dependent upon an officer’s personal performance as evaluated using individual performance objectives established by the Committee for each participating officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 2016	LINDSAY CORPORATION

	By:	/s/ Brian L. Ketcham
Brian L. Ketcham, Chief Financial Officer